Exhibit 10(a)56

1998 EQUITY OWNERSHIP PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective for Grants and Elections After February 13, 2003)

Certificate of Amendment
Amendment No. 3

THIS INSTRUMENT, executed this 18th day of December, 2008, but made effective as of January 1, 2009 (“Effective Date”), constitutes the Third Amendment of the 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries, as amended and restated effective for Grants and Elections after February 13, 2003 (the “Plan”).

All capitalized terms used in this document shall have the meanings assigned to them in the Plan unless otherwise defined in this document.

Pursuant to Section 9.1 of the Plan giving the Committee the right to amend the Plan, the Plan is hereby amended as follows:

1.	Section 1.1 of the Plan is hereby amended by adding the following new paragraphs at the end of that Section to read as follows:

The Plan is amended effective January 1, 2009, except as otherwise noted, to implement changes authorized by the Personnel Committee at its meeting on June 16, 2008 and changes required pursuant to and consistent with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).  Between January 1, 2005 and December 31, 2008, the Plan has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to Code Section 409A.  This amendment is adopted in conformity with final regulations under Code Section 409A issued by the Treasury Department on April 10, 2007 and effective January 1, 2009.

2.	Section 2.31 is hereby amended in its entirety to read as follows:

2.31
“System Management Participant” shall mean a Participant who is currently, or was immediately prior to the commencement of a Change in Control Period, (a) at one of the System Management Levels set forth in Section 2.30; and (b) for purposes of Article XI, eligible to participate in the System Executive Continuity Plan of Entergy Corporation and Subsidiaries.

3.	A new Section 10.12 is hereby added to Article X of the Plan, in accordance with Code Section 409A, to read as follows:

10.12	Timing and Form of Payment.

(a)
Notwithstanding any Plan provision to the contrary, for purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment under this Plan shall be treated as a separate payment for purposes of applying the Code Section 409A deferral election rules and the exclusion from Code Section 409A for certain short-term deferral amounts.  To the extent Code Section 409A might otherwise be applicable, payments under this Plan shall be excludible from the requirements of Code Section 409A, to the maximum possible extent, either as (i) short-term deferral amounts (e.g., payable under the schedule prior to March 15 of the calendar year following the calendar year of substantial vesting), or (ii) under the exclusion for involuntary separation pay provided in Treasury Regulations Section 1.409A-1(b)(9)(iii).

(b)
Notwithstanding any Plan provision to the contrary, for purposes of the limitations on nonqualified deferred compensation under Code Section 409A and only to the extent Code Section 409A is applicable, if a Participant is a “specified employee” within the meaning of Code Section 409A at the time of his “separation from service” within the meaning of Code Section 409A and Awards become payable to the Participant under this Plan by reason of such separation from service, then such Awards shall not be paid to the Participant prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s separation from service, or (ii) the date of the Participant’s death.  If distribution is delayed pursuant to this Subsection 10.12(b), the delayed distribution amount shall continue to be credited with investment returns during the period of delay as if such amount, at the election of the Participant, remained invested under the Plan or under one or more of the deemed investment funds (as designated from time-to-time in advance by the Committee or its delegate) made available under the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries (“EDCP”).  Immediately following the earlier of the Participant’s six-month delay period or the Participant’s death, the full amount of the Participant’s delayed distribution, including investment returns deemed credited pursuant to this Subsection 10.12(b), shall be distributed in a single payment to the Participant or to his Beneficiary, as applicable.  Any payments that are delayed pursuant to this Subsection shall be paid by the Employer in the seventh month after the date the Participant “separates from service.

4.	Subsection 11.2(b) is hereby amended in its entirety to read as follows:

(b)  “the System Management Participant may elect to receive all Awards payable to him under the Plan on the first day of any month following the System Management Participant’s termination, subject to the requirements of Article XII.”

5.	Article XII is hereby amended in its entirety to read as follows:

ARTICLE XII

DEFERRAL ELECTIONS

12.1	Additional Definitions. The additional definitions set forth in other Sections of this Article XII shall apply to all provisions of this Article XII unless otherwise indicated.

12.2	Deferral Elections

(a)
This Article XII, as amended, applies only to Awards potentially subject to the requirements of Code Section 409A.  The Committee, or its delegate, in its or his discretion, may require that Awards grandfathered from the requirements of Code Section 409A, nevertheless be governed by the terms and conditions of this Article XII, as herein amended, but only to the extent any such changes hereunder would not constitute a material modification for purposes of Code Section 409A.  Otherwise such grandfathered Awards shall continue to be governed by the terms and conditions of Article XII without regard to this amendment.

(b)
Subject to the Deferral Election requirements set forth in Section 12.4 and such other rules, regulations, and procedures as established by the Committee (or its delegate) from time to time, a System Management Participant may elect to defer (an “Initial Deferral Election”) Restricted Share Units, Performance Units or Incentive Compensation under the Executive Annual Incentive Plan (“EAIP”) used to purchase Equity Awards in accordance with Section 8.1 (“EAIP Equity Awards”) (collectively, “Deferrable Benefits”).  Each Initial Deferral Election shall be made in such form as the Committee may require, but in any event shall be made: (1) on or before thirty (30) days following the grant date of the Restricted Share Units and shall be effective only with respect to Restricted Share Units that do not vest until at least twelve (12) months after the date of the System Management Participant’s Initial Deferral Election; (2) no later than twelve (12) months before the end of the Performance Period for which the Performance Units are earned, provided such Performance Units are “performance-based compensation” for purposes of Code Section 409A; and (3) prior to the beginning of the calendar year with respect to which EAIP Equity Awards are earned  Any such Initial Deferral Election shall apply only to the specified Award payable with respect to a single Performance Period or service period, as applicable, and shall not have any continuing deferral effect or application as to Awards payable for any future Performance Periods or service periods.  That is, a separate Initial Deferral Election must be made with respect to each Award payable for each Performance Period and each service period, as applicable.

(c)
Subject to the applicable Deferral Election requirements set forth in Section 12.4 and such other rules, regulations and procedures as may be established by the Committee from time to time, a System Management Participant may elect, pursuant to a subsequent election as to specified Awards previously deferred hereunder (a “Successive Deferral Election”), to irrevocably delay the payment of such specified Awards to a specified payment date; provided that (1) such Successive Deferral Election shall not take effect until at least twelve (12) months after the date on which the Successive Deferral Election is made, (2) the payment of the Awards with respect to which the Successive Deferral Election is made shall be deferred for a period of not less than five (5) years from the date such previously deferred Awards would otherwise have been paid, and (3) such Successive Deferral Election shall be made not less than twelve (12) months before the date the payment is scheduled to be paid.  A Successive Deferral Election shall be in such form as the Committee may require.

(d)
A System Management Participant shall lose his eligibility to make Initial Deferral Elections and/or Successive Deferral Elections under the Plan on the earliest of the following events: (1) termination of System employment; (2) loss of System Management Participant status; or (3) written revocation of System Management Participant status (for purposes of this Article XII) based on a false or misleading statement or representation made by the System Management Participant to the Committee in the exercise of any and all rights, options or directions available to the System Management Participant under the terms of the Plan.  That is, by way of illustration and without limiting the breadth of the foregoing, if the System Management Participant makes a willful and deliberate misrepresentation to the Committee as a means for qualifying for, or obtaining, a Financial Hardship Distribution under Subsection 12.7(b), such System Management Participant shall be subject to immediate loss of continued System Management Participant status under this Article XII, except to the extent of any undistributed Awards previously deferred by him under the Plan.  Further, any willful or deliberate misrepresentation made by a System Management Participant shall subject him to disciplinary actions, including discharge, by the Employer, or the right of the Committee to demand and recover from the System Management Participant any amounts distributed to him based on any such false or misleading statements or misrepresentations.

12.3
Deferred Amount; Deferral Receipt Date.   Each Deferral Election may defer receipt of any Deferrable Benefit, which may be less than the entire amount of such Deferrable Benefit (a “Deferred Amount”).  Each Deferred Amount may be expressed as a number of units or a percentage of the total of such Deferrable Benefit due the System Management Participant.  Receipt of each Deferred Amount may be deferred to such date or dates as the System Management Participant shall specify in his Deferral Election (each, a “Deferral Receipt Date”), provided that:

(a)
a Deferral Receipt Date pursuant to an Initial Deferral Election shall be not less than two (2) years following the date on which the Deferred Amount would otherwise be paid to the System Management Participant;

(b)
a Deferral Receipt Date pursuant to a Successive Deferral Election shall be not less than five (5) years following the date on which the previously Deferred Amount would otherwise be paid to the System Management Participant; and

(c)	the Deferral Receipt Date shall in no event be later than the date on which the System Management Participant terminates employment.

12.4
Deferral Election Procedure.  Each Deferral Election shall be effective upon its execution and delivery to the Committee (or its delegate), provided such delivery is made in accordance with the time or times specified in Section 12.2.  Once made, a Deferral Election may not be revoked or modified.  With respect to all System Management Participants, the Committee shall have the sole and exclusive authority and discretion, subject to compliance with Code Section 409A, to establish rules, regulations and procedures for the execution and delivery of any Deferral Election and may condition such elections in any manner that the Committee deems necessary, appropriate, or desirable including, without limitation, the complete authority and discretion to delay the effective date of any Deferral Election or to reject any such Deferral Election as the Committee deems necessary, appropriate or desirable to comply with Code Section 409A and the regulations thereunder and to maintain the orderly and accurate administration of the Plan.  If the effective date of the Deferral Election is delayed pursuant to such authority, the Committee shall notify the System Management Participant of such delay and advise the System Management Participant of the anticipated effective date of such election.

12.5
Forfeiture of Deferred Amounts.  Each Deferral Election (including any Successive Deferral Election) shall remain subject to limitations or forfeitures of benefits for (a) breach of any of the conditions of receipt of any Award under the Plan and (b) failure of System Management Participant to satisfy any of the conditions necessary to receipt of any Deferrable Benefit.

12.6	Payment of Deferred Amounts.

(a)
Commencing with the effective date of a System Management Participant’s Deferral Election and until the corresponding Deferral Receipt Date, the applicable Deferred Amount shall be either: (i) accounted for as units (including fractional units) of Common Stock, the number of such units being based on the value of a share of Common Stock on the effective date of such Deferral Election, or (ii) deferred into such deemed investment options, if any, under the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries (the “EDCP”) as the Committee or its delegate deems appropriate.  Units that are the subject of such Deferral Election shall be credited with dividend equivalent amounts equal to all dividends paid with respect to a share of Common Stock during the Deferral Election period and, if applicable, any Successive Deferral Election period(s) (“Dividend Equivalents”).  All Dividend Equivalents will be reinvested in additional units as of the payment date of the dividend in respect of which they are awarded. If the Participant has chosen to keep the Deferred Amount in Units, as soon as reasonably practicable following the System Management Participant’s Deferral Receipt Date with respect to a Deferred Amount, the Employer shall pay to the System Management Participant in cash an amount equal to (i) the Fair Market Value of a share of Common Stock on the Deferral Receipt Date, multiplied by the number of units then credited to the System Management Participant’s account (including units awarded in respect of reinvested Dividend Equivalents) with respect to such Deferred Amount, less (ii) all applicable estimated federal and state income and employment tax amounts required to be withheld in connection with such payment.

(b)
Notwithstanding any Plan provision to the contrary, if a System Management Participant is a “specified employee” within the meaning of Code Section 409A at the time of his “separation from service” within the meaning of Code Section 409A and benefits become payable to the System Management Participant under this Plan by reason of such separation from service, then such benefits shall not be paid to the System Management Participant prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the System Management Participant’s separation from service, or (ii) the date of the Participant’s death.  If distribution is delayed pursuant to this Subsection 12.6(b), the delayed distribution amount shall continue to be credited with investment returns during the period of delay as if such amount, at the election of the System Management Participant, remained invested under the Plan or under one or more of the deemed investment funds (as designated from time-to-time in advance by the Committee or its delegate) made available under the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries (“EDCP”).  Immediately following the earlier of the Participant’s six-month delay period or the Participant’s death, the full amount of the Participant’s delayed distribution amount, including investment returns deemed credited pursuant to this Subsection 12.6(b), shall be distributed in a single-sum payment to the Participant or to his Beneficiary, as applicable.  Any payments that are delayed pursuant to this Subsection shall be paid by the Employer in the seventh month after the date the System Management Participant “separates from service.”

12.7	Acceleration of Deferred Amounts.

(a)
Acceleration on Death.  Notwithstanding an irrevocable Deferral Election (including any Successive Deferral Election), if a System Management Participant dies, all of System Management Participant’s outstanding Deferral Receipt Dates shall be accelerated, and the entirety of System Management Participant’s Deferred Amounts (net of any amounts required to be withheld for federal and state taxes) shall be paid in a single-sum distribution to the System Management Participant’s beneficiary as soon as reasonably practicable following the death of the System Management Participant and in any event no later than the end of the calendar year in which the System Management Participant’s death occurs, or, if later, the 15th day of the third month immediately following the death of the System Management Participant.

(b)
Hardship Distributions.  Notwithstanding any other provision of this Plan to the contrary, at any time a System Management Participant may apply to the Committee for a special distribution of all or any part of his Deferred Amounts valued as of the date of his application on account of an Unforeseeable Emergency (a “Financial Hardship Distribution”). For this purpose, “Unforeseeable Emergency” means, in each case determined in accordance with Code Section 409A and regulations thereunder, a severe financial hardship to the System Management Participant resulting from an illness or accident of the System Management Participant, the System Management Participant’s spouse or the System Management Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) or (d)(1)(B)); loss of the System Management Participant’s property due to casualty; or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the System Management Participant.  Financial Hardship distributions shall be subject to the following conditions:

(i)
Any such distribution shall not be for a greater amount than the amount reasonably necessary to satisfy the Unforeseeable Emergency (including applicable income taxes and penalties reasonably expected to result from the withdrawal), and shall be subject to approval by the Committee or the Entergy Corporation Senior Vice-President, Human Resources and Administration, on behalf of the Committee. The Committee or the Entergy Corporation Senior Vice-President, Human Resources and Administration, on behalf of the Committee, shall consider the circumstances of each such case and the best interest of the System Management Participant and his family and shall have the right, in its or his sole discretion to allow such Financial Hardship Distribution, or if applicable, to direct a distribution of part of the amount requested or to refuse to allow any distribution.

(ii)
Upon determination that such a Financial Hardship Distribution shall be granted, the System Management Participant’s Employer shall make the appropriate distribution to the System Management Participant from its general assets in respect of the System Management Participant’s Deferred Amounts and the Committee shall accordingly reduce or adjust the Deferred Amounts credited to the System Management Participant.  In no event shall the aggregate amount of the Financial Hardship Distribution exceed the full value of the System Management Participant’s Deferred Amounts.  For purposes of this Section, the value of the System Management Participant’s Deferred Amounts shall be determined as of the date of the System Management Participant’s application for the special distribution.

(iii)
The Committee or the Entergy Corporation Senior Vice-President, Human Resources and Administration, on behalf of the Committee, shall consider any requests for payment under this provision on a uniform and nondiscriminatory basis and in accordance with the standards of interpretation described in Code Section 409A and the regulations thereunder.  The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, no withdrawal may be made to the extent that such hardship is or may be relieved:  through reimbursement or compensation by available insurance or otherwise, by liquidation of the System Management Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by the additional compensation that will be available to the System Management Participant as a result of the suspension of System Management Participant deferrals.

(iv)
The withdrawal shall be paid in the form of a single-sum payment five (5) days following the approval of the withdrawal by the Committee or the Entergy Corporation Senior Vice-President, Human Resources and Administration, on behalf of the Committee, or at such later time as permitted under Code Section 409A and the regulations thereunder.  In the event a System Management Participant receives a Financial Hardship Distribution pursuant to this Subsection 12.7(b), his current deferrals under the Plan will automatically cease.  The System Management Participant may apply to the Committee to resume deferrals with respect to Plan Years beginning on or after the January 1 following the date of such cessation of deferrals, provided, that the Committee shall approve such resumption only if the Committee determines that the System Management Participant is no longer incurring the Unforeseeable Emergency for which the Financial Hardship Distribution was approved.  Any application to resume Deferral Elections must be made in accordance with the Deferral Election procedures set forth in this Article XII.

(c)
Special Distribution.  Notwithstanding any provision of this Article XII to the contrary, if a System Management Participant made an irrevocable written election, in compliance with Code Section 409A transition guidance and prior to July 1, 2008, to accelerate payment of all or a portion of his Deferred Amounts to January 2, 2009 or as soon as otherwise payable in calendar year 2009, then as of such date(s), or as soon as administratively practicable thereafter, the Participant shall receive a single-sum distribution of such Deferred Amounts.  In all events, distributions pursuant to this Subsection 12.7(c) shall be made no later than December 31, 2009.

12.8
Unfunded Plan.  In the case of Deferred Amounts credited to a System Management Participant under the Plan, no actual Common Stock or units in the respective Investments Funds under the EDCP shall be purchased at the time of the deferrals, and Entergy Corporation, the Employer, and the Plan, or any one of them, shall not be required to set aside a fund or assets for the payment of any such Deferred Amounts.  It is a condition of the Plan, and the System Management Participant expressly agrees, that neither he nor any other person or entity shall look to any other person or entity other than the Employer for the payment of benefits under the Plan.  The System Management Participant or any other person or entity having or claiming a right to payments hereunder shall rely solely on the unsecured obligation of the Employer set forth herein.  Nothing in this Plan shall be construed to give the System Management Participant or any such person or entity any right, title, interest, or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever, owned by Entergy Corporation or the Employer or in which Entergy Corporation or the Employer may have any right, title or interest now or in the future.  However, the System Management Participant or any such person or entity shall have the right to enforce his claim against the Employer in the same manner as any other unsecured creditor of the Employer.

12.9
Employer Liability.  At its own discretion, a System Company employer may purchase such insurance or annuity contracts or other types of investments as it deems desirable in order to accumulate the necessary funds to provide for future benefit payments under the Plan.  However, (a) a System Company employer shall be under no obligation to fund the benefits provided under this Plan; (b) the investment of System Company employer funds credited to a special account established hereunder shall not be restricted in any way; and (c) such funds may be available for any purpose the System Company may choose.  Nothing stated herein shall prohibit a System Company employer from adopting or establishing a trust or other means as a source for paying any obligations created hereunder provided, however, any and all rights that any such System Management Participants shall have with respect to any such trust or other fund shall be governed by the terms thereof. An Employer reserves the right, in its sole discretion, to establish or participate in and maintain a rabbi trust to hold assets that may be used to cover the Employer’s costs of the Plan including, without limitation, a rabbi trust that provides for the actual investment of Deferred Amounts in the respective investments as available to the Employer, on the same basis as the deemed investment directions made by the System Management Participant.

12.10
Code Section 409A Compliance.  Notwithstanding any provision of this Plan to the contrary, the Plan and all Awards granted and deferral elections made under the Plan before, on or after its February 13, 2003 restatement date, to the extent subject to the requirements of Code Section 409A, are intended to comply with the requirements of Code Section 409A and regulations thereunder. Specifically, the Plan terms shall be interpreted consistently with the definitions of “separation from service” and “disability” as required pursuant to Code Section 409A.  Any provision of this Plan document that is contrary to the applicable requirements of Code Section 409A and the regulations thereunder shall be null, void and of no effect and the Committee shall interpret the Plan document consistent with the requirements of Code Section 409A, which shall govern the administration of the Plan in the event of any conflict between Plan terms and the applicable requirements of Code Section 409A and the regulations thereunder.

IN WITNESS WHEREOF, the Personnel Committee has caused this Third Amendment to the 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries, as amended and restated effective for Grants and Elections after February 13, 2003, to be executed by its duly authorized representative on the day, month, and year above set forth.

PERSONNEL COMMITTEE
through the undersigned duly authorized representative

/s/ Terry R. Seamons
TERRY R. SEAMONS
Senior Vice-President,
                Human Resources and Administration